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                                                                    EXHIBIT 12.1

                             COMPUTATION OF RATIOS

 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND COMPUTATION OF RATIO OF
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
                             (AMOUNTS IN MILLIONS)


                                                   Three Months                      Year Ended December 31,
                                                      Ended          --------------------------------------------------------
                                                  March 31, 2003     2002         2001         2000         1999         1998
                                                  --------------     ----         ----         ----         ----         ----
Earnings:

     Income before income taxes, extraordinary
     charges and cumulative affect of change
     in account principle                             $ 34.9        $ 244.4      $ 254.9      $ 310.2      $ 223.0      $ 130.4

     Adjustment for undistributed (income)/
     losses of partnerships                              9.9           (2.8)        30.7         13.4          2.2        (25.1)

     Interest expense                                    1.5           11.0         20.0         33.1         32.5         33.9

     Portion of rental expense deemed interest           9.5           39.8         36.8         34.0         34.7         37.0
                                                      ------        -------      -------      -------      -------      -------
          Total earnings                              $ 55.8        $ 292.4      $ 342.4      $ 390.7      $ 292.4      $ 176.2
                                                      ======        =======      =======      =======      =======      =======

Fixed Charges:

     Interest expense                                 $  1.5        $  11.0      $  20.0      $  33.1      $  32.5      $  33.9

     Portion of rental expense deemed interest           9.5           39.8         36.8         34.0         34.7         37.0
                                                      ------        -------      -------      -------      -------      -------

          Total fixed charges                         $ 11.0        $  50.8      $  56.8      $  67.1      $  67.2      $  70.9
                                                      ======        =======      =======      =======      =======      =======

Preferred dividends:

     Preferred dividends                                  --             --           --           --           --           --
                                                      ------        -------      -------      -------      -------      -------

          Combined Fixed Charges and
          Preferred Dividends                         $ 11.0        $  50.8      $  56.8      $  67.1      $  67.2      $  70.9
                                                      ======        =======      =======      =======      =======      =======

Ratio of Earnings to Fixed Charges                      5.07           5.76         6.03         5.82         4.35         2.49
                                                      ======        =======      =======      =======      =======      =======

Ratio of Earnings to Combined Fixed Charges
and Preferred Share Dividends                           5.07           5.76         6.03         5.82         4.35         2.49
                                                      ======        =======      =======      =======      =======      =======
